UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant  ☐

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PECO II, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1.	Q: What is being announced?

A:  PECO II, Inc. (Nasdaq:PIII) has announced the signing of a definitive agreement with Lineage Power Holdings, Inc. (Lineage), a Gores Group company and a provider of intelligent power conversion solutions.  Under the terms of the agreement, Lineage will acquire all of the outstanding shares of PECO II for $5.86 per share in cash.

The Boards of Directors of both PECO II and Lineage have unanimously approved the proposed transaction.  The transaction is subject to the approval of PECO II stockholders.

Please refer to the 8-K filed with the SEC for more information.

2.	Q: When is the transaction expected to close?

A:  The transaction is subject to the approval of PECO II stockholders.  The companies anticipate that the transaction will be completed in the second calendar quarter of 2010.  We will keep you informed of new developments as they occur.

3.	Q: What are the drivers for the acquisition?

A:  The combined company can better serve the installed base and help customers expand for future growth with comprehensive, US-based engineering, product qualification, and support services.  Together, our products and nationwide support infrastructure will create one of the largest and most capable professional services organizations for telecom power in North America.

The combination of Lineage Power and PECO II is a strategic, complementary fit that creates a stronger and more capable end-to-end energy systems and services provider focused on delivering the industry’s leading customer experience.  Combining the two companies’ strengths should expand our ability to deliver cost-effective, reliable and energy-efficient power solutions for telecom central offices, mobile switching centers, outside plant, data centers and cell sites.  Together, our US-based engineering, design, qualification, and professional services thought leaders will deliver solutions purpose-built to exceed rigorous North American telecom standards, backed by decades of proven product strength and a Bell Labs heritage of innovation.

4.	Q: What should customers expect?

A:  Customers can continue to invest in the current products from both PECO II and Lineage Power.  Continuous supply of both product portfolios is expected to remain unchanged.  Existing contract terms remain unchanged.

Lineage customers can benefit from an expanded product and services portfolio; battery distribution fuse bay (BDFB/BDCBB) products; and leading power inverter solutions.

PECO II customers can benefit from Lineage Power’s extensive North American engineering and product qualification infrastructure; and Total Efficiency™ architecture that recaptures energy loss and lowers cooling requirements to reduce greenhouse gas emissions and achieve sustainability objectives.

Together, our products and nationwide service infrastructure will create one of the largest and most capable professional services organizations for telecom power in North America.  Customers can optimize power plant sourcing while reducing utility and cooling costs to help scale optical, wireless and broadband networks at lower relative costs.  An expanded global manufacturing scale will provide world-class quality and delivery at competitive prices.

5.	Q: What changes should be expected by customers?

A: It is expected that the engineering, professional services, sales, solution engineering, support and training resources you work with every day will continue to support you and your installed base of products. We remain committed to investing in research and development to deliver new products.

The engineers at Lineage and PECO II are the best in the industry, responsible for hundreds of global patents and unique planning and design services expertise that ensures every system installed leverages existing infrastructure investments while optimizing future performance and capacity.  No changes are anticipated to the support, marketing or selling of particular PECO II or Lineage Power products.  We envision leveraging best practices from both organizations to ensure the industry’s best customer experience.  Ultimately, the driver in all of our decisions will be the needs of our customers.  Existing service, maintenance, warranty and support contract terms remain unchanged.

6.	Q: Who should customers and partners contact for technical support?

A: Service, maintenance, warranty and support contract terms remain unchanged. Both companies will continue to operate in a business as usual manner between announcement and close of the transaction. PECO II customers and partners should contact PECO II for 24-hour service and support at 1-888-317-1216. Lineage Power customers should contact Lineage Power for service and support at 877-LINEAGE or +1 972 244 9288. It is expected that the combined company can better serve the installed base and help customers expand for future growth with comprehensive, US-based engineering, product qualification, and services support.

7.	Q: What changes should be expected by partners?

A: In the near term, technology partners and channel partners of PECO II and Lineage Power should expect no changes as both companies will continue to operate in a business as usual manner between announcement and close of the transaction. We will be working through the details over the coming months on how best to leverage this unique opportunity to the benefit of customers, partners and employees. We will communicate as openly and as frequently as possible as new information becomes available after the close of the transaction.

8.	Q: What changes should be expected by employees?

A: In the near term, employees of PECO II and Lineage Power should expect no changes as both companies will continue to operate in a business as usual manner between announcement and close of the transaction. There is nothing more important than our customers. Both companies must stay focused on exceeding customer expectations for service quality, on-time delivery and product reliability. We will communicate as openly and as frequently as possible as new information becomes available after the close of the transaction.

9.	Q: Who is PECO II?

A: PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures, and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, PECO II provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

10.	Q: Who is Lineage Power?

A: Lineage Power, a Gores Group company, traces its 95+ year heritage of patented innovation to AT&T, Bell Labs, Lucent Technologies and Western Electric. The first name in power, Lineage delivers reliable and intelligent power conversion solutions with energy-efficient AC-DC power supplies, DC-DC board-mounted power modules, telecom energy systems, and custom power products backed by local field expertise in 25+ locations worldwide. Designed for decades of non-stop operation, the high-availability DC power conversion solutions enable voice, video and data communications while assuring investment protection, total system efficiency, and significantly reduced total cost of ownership. More information about Lineage hardware, software, services and training is available at www.lineagepower.com.

11.	Q: Who is The Gores Group?

A:  Founded in 1987 by Alec E. Gores, The Gores Group, LLC is a private equity firm focused on acquiring controlling interests in mature and growing businesses which can benefit from the firm's operating experience and flexible capital base. The firm combines the operational expertise and detailed due diligence capabilities of a strategic buyer with the seasoned M&A team of a traditional financial buyer. The Gores Group, LLC has become a leading investor having demonstrated over time a reliable track record of creating substantial value in its portfolio companies alongside management. The firm's current private equity fund has committed equity capital of $1.7 billion. Headquartered in Los Angeles, California, The Gores Group, LLC maintains offices in Boulder, Colorado and London. For more information, please visit www.gores.com.

Forward-Looking Statements

Statements in this communication that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements.  For example, although PECO II and Lineage have signed an agreement for a subsidiary of Lineage to merge into PECO II, there is no assurance that they will complete the proposed merger.  The proposed merger may not occur at all if the companies do not receive necessary approval from PECO II’s shareholders, or if it is blocked by a governmental agency, or if either PECO II or Lineage fail to satisfy other conditions to closing.  Other risks and uncertainties to which PECO II is subject are discussed in its reports filed with the SEC under the caption “Risk Factors” and elsewhere, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2008 (filed March 31, 2009); and its Quarterly Reports on Forms 10-Q for the fiscal quarter ended March 31, 2009 (filed May 15, 2009); for the fiscal quarter ended June 30, 2009 (filed August 14, 2009); and for the fiscal quarter ended September 30, 2009 (filed November 13, 2009).  This communication contains time-sensitive information that reflects management’s best analysis only as of the date of this communication.  PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this communication.

Additional Information and Where to Find It

In connection with the proposed acquisition of PECO II by Lineage, PECO II intends to file relevant materials with the SEC, including its proxy statement on Schedule 14A.  Shareholders and investors are advised to read all relevant documents filed with the SEC, including the proxy statement, because they will contain important information about the proposed transaction.  Shareholders and investors may obtain a free copy of the proxy statement (when available) and other documents filed by PECO II with the SEC at the SEC’s website at www.sec.gov.  Free copies of the proxy statement (once available) and PECO II’s other filings with the SEC, may be obtained by directing a written request to PECO II, Inc., Attention: Jocelyn Koozer, 1376 State Route 598, Galion, Ohio 44833.

Participants in the Solicitation

PECO II and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from PECO II’s shareholders in favor of the proposed transaction.  Investors and shareholders may obtain more detailed information regarding the direct and indirect interests in the proposed transaction of persons who may, under the rules of the SEC, be considered participants in the solicitation of PECO II’s shareholders in connection with the proposed transaction by reading the preliminary and definitive proxy statements regarding the proposed transaction, which will be filed with the SEC.